Exhibit 10.54

Severance and Release Agreement dated October 20, 2006 between HEI, Inc. and Mack V. Traynor III

SEVERANCE AND RELEASE AGREEMENT

In exchange for the promises and covenants contained herein, HEI, Inc. (“Company”) and Mack V. Traynor III (“Employee”) hereby agree as follows:

1. Definitions.  We intend all words used in this Severance Agreement (“Agreement”) to have their plain meanings in ordinary English. Specific terms we use in this Agreement have the following meanings:

A. Employee, as used herein, shall include the undersigned Employee and anyone who has obtained any legal rights or claims through the undersigned Employee.

B. Company, as used herein, shall at all times mean HEI, Inc., its parent company, its subsidiaries, successors and assigns, its affiliated and predecessor companies, their successors and assigns, their affiliated and predecessor companies and the present or former directors, shareholders, officers, employees, representatives and agents (including, without limitation, its accountants and attorneys) of any of them, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to employees or former employees of Company, in their official or individual capacities.

C. Employee’s Claims, as used herein, means all of the rights Employee individually and on behalf of his spouse, heirs, administrators, executors, assigns has now to any relief of any kind from Company whether or not Employee now knows about those rights, arising out of his employment with Company and member of the Board of Directors, and his resignation of employment and as a member of the Company’s Board of Directors, including, but not limited to, claims arising under the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act; the Minnesota Human Rights Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964, as amended; claims under the Family Medical Leave Act; the Fair Labor Standards Act of 1938, as amended; the Worker Adjustment and Retraining Act, the Sarbanes Oxley Act; the Minnesota Whistleblower Statute; or other federal, state or local civil rights laws; claims for breach of contract; fraud or misrepresentation; defamation, intentional or negligent infliction of emotional distress; breach of covenant of good faith and fair dealing; promissory estoppel; negligence; wrongful termination of employment; claims pursuant to that certain Employment Agreement dated April 19, 2004 between Employee and Company; claims for any form of compensation, including without limitation, claims for severance, salary, bonus, and vacation pay; and any other claims for unlawful employment practices.

2. Resignation.  Company and Employee agree that Employee will voluntarily resign his employment as Chief Executive Officer and President of the Company and as a member of Company’s Board of Directors effective Friday, October 20, 2006 and the Company has accepted his resignation effective Friday, October 20, 2006.

3. Company’s Obligations and Severance Agreements.  In consideration for Employee’s promises contained herein, specifically including, but not limited to the release of all claims by Employee and Employee’s promises to refrain from: (i) competing with the Company; (ii) soliciting the Company’s clients and employees; and (iii) disclosing confidential information and trade secrets of Company, Company agrees as follows:

A. Severance Payment.  Company agrees to pay to Employee a Severance payment of $145,000 (“Severance Payment”). This Severance Payment will be payable in one lump sum after the expiration of the Rescission Periods, as hereinafter defined. The Severance Payment shall be subject to federal and state withholding taxes and FICA.

B. Stock Options/Restricted Shares.  Company acknowledges and agrees that Employee shall have a period of 90 days from the date of this Agreement to exercise the following stock option agreements:

(i) Option agreement dated March 19, 2003.

(ii) Option agreement dated December 19, 2001.

(iii) Option agreement dated July 1, 2005.

Company and Employee agree that all remaining stock options and restricted shares have not vested and may be cancelled.

C. Medical Insurance Benefits and Benefits.  Company, pursuant to federal and state law, will provide, for a period of eighteen (18) months following the effective date of Employee’s termination (“COBRA Period”), a continuation of the group medical insurance coverage previously provided to Employee by Company. Through April 19, 2007, Company will pay that portion of the premium for group medical insurance that it paid during Employee’s employment. After April 19, 2007, Employee will be required to pay for such benefits for the remainder of the COBRA Period, should Employee elect to continue COBRA coverage. Company shall also, through April 19, 2007, maintain and pay for all the benefits provided under the April 19, 2004 Employment Agreement between Employee and Company, a copy of which is attached hereto as Exhibit A to this Agreement, including dental insurance and supplemental life insurance coverage.

D. Computer, Blackberry and Cellular Phone.  Employee shall be allowed to retain possession of the Company computer (once the Company has securely erased all Company documentation), blackberry and cellular phone assigned to him during his employment with the Company. The Company will continue service on the Company blackberry and cellular phone assigned to Employee until October 31, 2006.

E. Non-Disparagement.  Company agrees that its officers, directors and senior management shall not disparage or defame Employee in any respect.

F. Remedies.  Company acknowledges that any breach of any of the promises set forth in Section 3.E. will cause Employee irreparable harm for which there is no adequate remedy at law and Company therefore consents to the issuance of any injunction in favor of Employee enjoining the breach of any of those promises by any court of competent jurisdiction. Company further agrees that the remedies provided for herein are in addition to, and are not to be construed as replacements for, or a limitation of, rights and remedies otherwise available to Employee.

4. Employee Obligations.  As material inducement to Company in entering into this Agreement and providing the consideration described in Section 3, Employee hereby agrees as follows:

A. Release.  Employee agrees to release all Employee’s Claims. Employee acknowledges that the money and promises received and to be received by Employee are in exchange for the release of Employee’s Claims. Employee is not releasing any rights and/or obligations he may have as holder of shares and/or options of the Company and Employee’s rights and/or obligations in any shares and/or options of the Company shall be controlled by the terms and conditions of applicable stock and option agreements, if any, entered into between Company and Employee.

B. Covenant Not To Sue.  Employee agrees that he will not initiate any litigation to pursue claims which Employee released in this Section 4.A. This covenant does not apply to litigation challenging the validity of this Section 4.A. Further, Employee agrees to pay Company’s attorneys fees if Employee breaches the covenant not to sue contained in this Section 4.B.

C. Company Property.  Unless otherwise stated herein, Employee will return all property belonging to Company to Company immediately upon the execution of this Agreement, whether such property is currently on or off the premises of Company, including, without limitation, any and all Company documents on the computer hardware being retained by Employee.

D. Non-Competition, Non-Solicitation, Confidentiality and Inventions.  Employee acknowledges and confirms his continuing obligations to the Company to (1) refrain from competition and solicitations, (2) maintain the confidentiality of the Company’s Confidential Information and (3) disclose and transfer ownership, if necessary, of all Inventions, all of which shall survive Employee’s separation from employment with the Company, as more fully set forth in Sections 6, 7, 8 and 9 of the Agreement attached as Exhibit A.  Notwithstanding the foregoing, the term of such obligations shall expire one year from the date of this Agreement.

E. Confidentiality of Agreement.  Employee agrees that he will keep the terms and conditions of this Agreement strictly confidential for a period of at least one year from the date of this Agreement except that Employee may disclose the terms and conditions of this Agreement to his spouse, if any, attorney, tax preparer, government agencies, or as required by law. Employee agrees that in the event that Employee discloses any of the terms of this Agreement, including the fact of payment other than as set forth above, he shall be liable to Company as set forth in Section 4. of this Agreement and for any and all injuries or damages sustained by Company including costs, disbursements and attorneys’ fees incurred by Company as a direct result of Employee’s disclosure.

F. Non-Disparagement.  Employee agrees that he shall not disparage or defame Company in any respect.

G. Remedies.  Employee acknowledges that any breach of any of the promises set forth in Sections 4.C., 4.D., 4.E. and 4.F. will cause Company irreparable harm for which there is no adequate remedy at law and Employee therefore consents to the issuance of any injunction in favor of Company enjoining the breach of any of those promises by any court of competent jurisdiction. If any promise made by Employee in this Section 4 should be held to be unenforceable because of its scope or duration, or the area or subject matter covered thereby, Employee agrees that the court making such determination shall have the power to reduce or modify the scope, duration, subject matter or area of that promise to the extent that allows the maximum scope, duration, subject matter or area permitted by applicable law. Employee further agrees that the remedies provided for herein are in addition to, and are not to be construed as replacements for, or a limitation of, rights and remedies otherwise available to Company.

5. Employee’s Understandings.  Employee acknowledges and represents that:

A. Employee understands that he has the right to consult with an attorney regarding the meaning and effect of this Agreement.

B. Employee also understands that he has a period of twenty-one (21) calendar days from the date on which he receives an unsigned copy of this Agreement in which to consider whether or not to sign this Agreement and that, having been advised of that entitlement, he may elect to sign this Agreement at any time prior to the expiration of that time period.

C. Employee understands that he may rescind (that is, cancel) within seven (7) calendar days of signing the Agreement the provisions of Section 4.A. of this Agreement with respect to claims arising under the Age Discrimination in Employment Act (“ADEA Rescission Period”) and that he may rescind within fifteen (15) calendar days of signing the Agreement the provisions of Section 4.A. of this Agreement with respect to claims arising under the Minnesota Human Rights Act (“MHRA Rescission Period”) (collectively, “Rescission Periods”). To be effective, rescission must be in writing, delivered to Company at HEI, Inc., PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386, Attn: Mark Thomas within the applicable rescission period, or sent to Company, at such address, by certified mail, return receipt requested, postmarked within the applicable rescission period.

6. Cancellation of Agreement By Company.  If Employee exercises his right of rescission under Section 5.C. of this Agreement, Company will have the right, exercisable by written notice delivered to Employee, to terminate this Agreement in its entirety, in which event Company will have no obligation whatsoever to Employee hereunder. If Employee exercises his right of rescission under Section 5.C. of this Agreement, and Company does not exercise its right to terminate this Agreement hereunder, the remaining provisions of this Agreement (including specifically the remaining provisions of Section 4 of this Agreement) shall remain valid and continue in full force and effect.

7. Performance By Employee.  Nothing contained herein shall operate as a waiver or an election of remedies by Company should Employee fail to perform any duty or obligation imposed upon him hereunder. Notwithstanding anything contained herein to the contrary, this Agreement and the duties and obligations of Employee hereunder shall continue in full force and effect irrespective of any violation of any term or provision of this Agreement by Employee.

8. No Admission Of Liability.  The Parties agree that this Agreement shall not be considered an admission of liability by Company. Company expressly denies that it is in any way liable to Employee or that it has engaged in any wrongdoing with respect to Employee.

9. Employee Acknowledgments.  Employee acknowledges and represents that: (a) he has read this Agreement and understands its consequences; (b) he has received adequate opportunity to read and consider this Agreement; (c) he has determined to execute this Agreement of his own free will and acknowledges that he has not relied upon any statements or explanations made by Company regarding this Agreement; and (d) the promises of

Company made in this Agreement constitute fair and adequate consideration for the promises, releases and agreements made by Employee in this Agreement.

10. Entire Agreement.  This Agreement, including any exhibits attached hereto or documents expressly referred to herein, contains the entire agreement between Company and Employee and supersedes and cancels any and all other agreements, whether oral or in writing, between Company and Employee with respect to the matters referred to herein.

11. Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

12. Effective Date.  This Agreement was originally offered to Employee on or about October 20, 2006. Employee shall have until the close of business on November 10, 2006 to accept this Agreement. If Employee desires to accept this Agreement, Employee shall execute the Agreement and return the same to Company at the address set forth in Section 5.C. hereof. If Employee does not so accept this Agreement, this Agreement, and the offer contained herein, shall be null and void as of the close of business on November 20, 2006.

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13. Counterparts.  This Agreement may be executed in counterparts with an executed counterpart to be delivered to the other party. Each such executed counterpart shall be deemed an original but shall constitute one and the same instrument.

HEI, Inc.

By:	/s/ Mark B. Thomas
Its: CFO

Dated: 10-20-06

/s/  Mack V. Traynor III
Mack V. Traynor III

Dated: 10-20-06